Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:	Victor Vilaplana
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS HIGHER
SECOND-QUARTER 2013 EARNINGS

• California Utilities Receive Final Rate Case Decision

• $119 Million Charge Recorded on Previously Announced Closure of SONGS

• Company Sets Updated 2013 Earnings-Per-Share Guidance of $4.30 to $4.60, Excluding $119 Million SONGS Charge

• IEnova to Begin Los Ramones I Pipeline Project

SAN DIEGO, Aug. 6, 2013 – Sempra Energy (NYSE: SRE) today reported second-quarter 2013 earnings of $245 million, or $0.98 per diluted share, compared with second-quarter 2012 earnings of $62 million, or $0.25 per diluted share.

On May 9, the California Public Utilities Commission (CPUC) issued a final General Rate Case decision for San Diego Gas & Electric (SDG&E) and Southern California Gas Co. (SoCalGas) that included a revenue increase for the full year 2012 and the first quarter 2013.  Due to the rate case decision, second-quarter 2013 earnings included:

•

$77 million, or $0.31 per diluted share, for the 2012 operations of SDG&E and SoCalGas; and

•

$29 million, or $0.11 per diluted share, for the first-quarter 2013 operations of SDG&E and SoCalGas.

Sempra Energy’s second-quarter 2013 earnings also included a $119 million, or $0.48 per diluted share, charge related to Southern California Edison’s decision in June to permanently retire the San Onofre Nuclear Generating Station (SONGS).  SDG&E owns a 20-percent stake in SONGS.  Last year’s second-quarter earnings included a $179 million, or $0.73 per diluted share, non-cash charge related to a write-down on the company’s investment in the Rockies Express Pipeline.  Excluding the charges in both years and the benefits from the General Rate Case related to 2012 and first-quarter 2013 operations, Sempra Energy’s adjusted earnings increased to $258 million, or $1.04 per diluted share, in the second quarter 2013, from $241 million, or $0.98 per diluted share, in last year’s second quarter.

 “We are pleased with our solid second-quarter operating results,” said Debra L. Reed, chairman and CEO of Sempra Energy.  “With our California utilities’ rate case now behind us and the strong performance across all of our businesses, we remain on-track to meet our updated earnings guidance for the year.”

Sempra Energy’s earnings for the first six months of 2013 were $423 million, or $1.70 per diluted share, up from $298 million, or $1.21 per diluted share.  Excluding the charges in both years and the $77 million benefit from the General Rate Case related to 2012 operations, Sempra Energy’s adjusted earnings for the first six months of 2013 were $465 million, or $1.87 per diluted share, compared with $477 million, or $1.94 per diluted share, in the first half of 2012.   Adjusted earnings in the first six months of 2013 were lower due primarily to the dilutive effect and first-quarter tax impact of the IEnova initial public offering that occurred in March.

CALIFORNIA UTILITIES

San Diego Gas & Electric

Earnings for SDG&E were $65 million in the second quarter 2013, compared with $95 million in last year’s second quarter.  The decrease was due primarily to the $119 million charge taken in the second quarter 2013 associated with the announced closure of SONGS.  This decrease was partially offset by:

•

a $52 million benefit from the General Rate Case for 2012 operations;

•

a $17 million benefit from the General Rate Case for first-quarter 2013 operations; and

•

higher base margin and a reduction in 2013 tax expense.

Excluding the charge related to SONGS and the benefits from the General Rate Case for 2012 and first-quarter 2013 operations, SDG&E’s adjusted second-quarter 2013 earnings were $115 million.

SDG&E’s earnings for the first six months of 2013 were $156 million, compared with $200 million in the same period last year.  Excluding the charge related to SONGS and the benefit from the General Rate Case related to 2012 operations, SDG&E’s adjusted earnings for the first six months of 2013 were $223 million.

Southern California Gas Co.

Second-quarter earnings for SoCalGas rose to $118 million in 2013 from $53 million in 2012.  The increase in the quarter was primarily due to:

•

a $25 million benefit from the General Rate Case for 2012 operations;

•

a $12 million benefit from the General Rate Case for first-quarter 2013 operations;  and

•

higher base margin, higher earnings created by the full recovery of pipeline integrity program costs and increased income-tax benefits.

Excluding the benefits from the General Rate Case for 2012 and first-quarter 2013 operations, SoCalGas’ adjusted second-quarter 2013 earnings were $81 million.

In the first half of 2013, SoCalGas’ earnings increased to $164 million from $119 million in the first half of 2012.  Excluding the benefit from the General Rate Case related to 2012 operations, SoCalGas’ adjusted earnings in the first six months of 2013 were $139 million.

SEMPRA INTERNATIONAL

Sempra South American Utilities

In the second quarter 2013, Sempra South American Utilities had earnings of $34 million, compared with $38 million in the second quarter 2012.

For the first six months of 2013, earnings for Sempra South American Utilities were $71 million, compared with $78 million in the first half of 2012.

In June, Sempra International completed the sale of its stake in two Argentine natural gas utility holding companies for $13 million in cash.  The company took after-tax write-downs of the Argentine assets of $7 million and $4 million, respectively, in the first and second quarters of 2013.

Sempra Mexico

Sempra Mexico recorded second-quarter earnings of $26 million in 2013, compared with $47 million in 2012.  Earnings in the most recent quarter were lower, due primarily to higher income-tax expense, reduced ownership in IEnova and reduced operating earnings because of planned maintenance at the Mexicali power plant.

For the first six months of 2013, Sempra Mexico had earnings of $57 million, compared with $80 million during the first six months of 2012.

As part of an ongoing joint venture, IEnova recently signed a contract to jointly develop with PEMEX the first phase of the Los Ramones natural gas pipeline project.  Construction on the 70-mile leg of the pipeline, which originates at the U.S.-Mexico border in south Texas, is expected to begin in the fourth quarter 2013 and be completed in the second half of next year.

SEMPRA U.S. GAS & POWER

Sempra Renewables

Second-quarter earnings for Sempra Renewables were $15 million in 2013, compared with $24 million in 2012, due primarily to deferred tax benefits in 2012 from solar assets put into service last year.

In the first six months of 2013, earnings for Sempra Renewables were $19 million, compared with $34 million during the same period last year.

Sempra Natural Gas

Sempra Natural Gas had earnings of $9 million in the second quarter 2013, compared with a loss of $193 million in the second quarter 2012, which included a $179 million impairment charge on the Rockies Express Pipeline.  The increase in 2013 was due primarily to improved earnings from liquefied natural gas and gas storage operations because of changes in natural gas prices.

For the first six months of 2013, Sempra Natural Gas had earnings of $62 million, compared with a loss of $192 million in the first half of 2012, which included last year’s impairment charge on the Rockies Express Pipeline.  Earnings in the first six months of 2013 included a $44 million first-quarter gain on the sale of half of the Mesquite Power plant.

EARNINGS GUIDANCE

Earlier this year, Sempra Energy set 2013 earnings-per-share guidance of $4.30 to $4.60, which included the anticipated retroactive impacts from the California utilities’ General Rate Case.   Today, the company said its updated 2013 guidance of $4.30 to $4.60 continues to include the $0.31-per-share benefit for the retroactive impacts from the General Rate Case, but excludes the $0.48-per-share charge related to the announced closure of SONGS.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 9732661.

NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures include Sempra Energy’s adjusted earnings and adjusted earnings per share for 2013 and 2012, as well as Sempra Energy’s updated earnings-per-share guidance for 2013.  Adjusted earnings for 2013 for SDG&E and SoCalGas also are non-GAAP measures.  Additional information regarding these non-GAAP measures is in the appendix on Table A of the second-quarter financial tables.

 Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2012 revenues of approximately $10 billion.  The Sempra Energy companies’ nearly 17,000 employees serve more than 31 million consumers worldwide.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “forecasts,” “estimates,” “may,” “will,” “would,” ”could,” “should,” “potential,” “target,” “outlook,” “project,” “maintain,” “depends,” “pursue” or similar expressions, or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions and the timing of actions by the California Public Utilities Commission, California State Legislature, Federal Energy Regulatory Commission, U.S. Department of Energy, Nuclear Regulatory Commission, Atomic Safety and Licensing Board, California Energy Commission, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries where the company does business; capital market conditions, including the availability of credit and the liquidity of investments; inflation, interest and exchange rates; the impact of benchmark interest rates, generally Moody’s A-rated utility bond yields, on the California utilities’ cost of capital; the timing and success of business development efforts and construction, maintenance and capital projects, including risks inherent in the ability to obtain, and the timing of the granting of, permits, licenses, certificates and other authorizations; energy markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions, equipment failure and the decommissioning of SONGS; weather conditions, natural disasters, catastrophic accidents, and conservation efforts; risks inherent with nuclear power facilities and radioactive materials storage, including catastrophic release of such materials, the disallowance of the recovery of the investment in, or operating costs of, the nuclear facility due to an extended outage and facility closure, and increased regulatory oversight; risks posed by decisions and actions of third parties who control the operations of investments in which the company does not have a controlling interest; wars, terrorist attacks and cyber security threats; business, regulatory, environmental and legal decisions and requirements; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of SDG&E’s electric transmission and distribution system due to increased power supply from renewable energy sources; the impact on competitive customer rates of the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through our electric transmission and distribution system; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q that Sempra Energy has filed with the Securities and Exchange Commission. These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on the company’s website at www.sempra.com.

We caution you not to rely unduly on any forward-looking statement.  These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, and Sempra U.S. Gas & Power, LLC, are not the same companies as San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas) and Sempra International, LLC and Sempra U.S. Gas & Power, LLC are not regulated by the California Public Utilities Commission. Sempra International’s underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power’s underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions, except per share amounts)	2013	2012	2013	2012
	(unaudited)
REVENUES
Utilities	$ 2,332	$ 1,838	$ 4,666	$ 3,929
Energy-related businesses	319	251	635	543
Total revenues	2,651	2,089	5,301	4,472
EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(365)	(221)	(921)	(652)
Cost of electric fuel and purchased power	(477)	(349)	(924)	(737)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(94)	(81)	(205)	(210)
Other cost of sales	(49)	(41)	(97)	(74)
Operation and maintenance	(740)	(727)	(1,464)	(1,398)
Depreciation and amortization	(247)	(266)	(542)	(523)
Franchise fees and other taxes	(81)	(79)	(187)	(175)
Loss from plant closure	(200)	-	(200)	-
Gain on sale of assets	-	7	74	7
Equity earnings (losses), before income tax	8	(293)	18	(281)
Other income, net	26	18	63	93
Interest income	4	4	10	9
Interest expense	(138)	(113)	(276)	(226)
Income (losses) before income taxes and equity earnings
of certain unconsolidated subsidiaries	298	(52)	650	305
Income tax (expense) benefit	(32)	118	(210)	1
Equity earnings, net of income tax	1	8	5	19
Net income	267	74	445	325
Earnings attributable to noncontrolling interests	(21)	(11)	(19)	(24)
Preferred dividends of subsidiaries	(1)	(1)	(3)	(3)
Earnings	$ 245	$ 62	$ 423	$ 298

Basic earnings per common share	$ 1.00	$ 0.26	$ 1.74	$ 1.24
Weighted-average number of shares outstanding, basic (thousands)	243,603	241,141	243,449	240,853

Diluted earnings per common share	$ 0.98	$ 0.25	$ 1.70	$ 1.21
Weighted-average number of shares outstanding, diluted (thousands)	248,515	246,260	248,279	245,766

Dividends declared per share of common stock	$ 0.63	$ 0.60	$ 1.26	$ 1.20

SEMPRA ENERGY
Table A (Continued)

Sempra Energy Consolidated

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED EARNINGS EXCLUDING LOSS FROM PLANT CLOSURE AND RETROACTIVE IMPACTS OF 2012 GENERAL RATE CASE (GRC) IN 2013, AND IMPAIRMENT CHARGE IN 2012 (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share excluding 1) in the three months ended June 30, 2013, a $119 million loss from plant closure resulting from the early retirement of the San Onofre Nuclear Generating Station (SONGS) and $77 million and $29 million retroactive impact of the 2012 GRC for the full-year 2012 and for the first quarter of 2013, respectively; 2) in the six months ended June 30, 2013, the $119 million loss from plant closure and $77 million retroactive impact of the 2012 GRC for the full-year 2012; and 3) in the three months and six months ended June 30, 2012, a $179 million impairment charge on our investment in Rockies Express Pipeline LLC are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2013 to 2012 and to future periods, and also as a base for projection of future compounded annual growth rate. Our updated 2013 guidance of $4.30 to $4.60 per diluted share also excludes the $119 million loss from plant closure, or $0.48 per diluted share based on forecasted weighted-average diluted shares outstanding for the year 2013. Management believes that excluding the impact of the loss from plant closure from current year guidance provides a more meaningful measure of Sempra Energy's expected financial performance in 2013 in comparison to previously issued guidance. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended			Six months ended
	June 30,			June 30,
(Dollars in millions, except per share amounts)	2013		2012	2013	2012
Sempra Energy GAAP Earnings	$ 245	(1)	$ 62	$ 423	$ 298
Add: Loss from plant closure	119		-	119	-
Less: Retroactive impact of 2012 GRC for full-year 2012	(77)		-	(77)	-
Less: Retroactive impact of 2012 GRC for first quarter of 2013	(29)		-	-	-
Add: Impairment charge in 2012	-		179	-	179
Sempra Energy Adjusted Earnings	$ 258	(2)	$ 241	$ 465	$ 477

Diluted earnings per common share:
Sempra Energy GAAP Earnings	$ 0.98		$ 0.25	$ 1.70	$ 1.21
Sempra Energy Adjusted Earnings	$ 1.04		$ 0.98	$ 1.87	$ 1.94
Weighted-average number of shares outstanding, diluted (thousands)	248,515		246,260	248,279	245,766
(1) Percentage increase from second quarter 2012 earnings was 295%.
(2) Percentage increase from second quarter 2012 earnings was 7%.

San Diego Gas & Electric Company (SDG&E) and Southern California Gas Company (SoCalGas)

RECONCILIATION OF SDG&E AND SOCALGAS GAAP EARNINGS TO ADJUSTED EARNINGS EXCLUDING LOSS FROM PLANT CLOSURE AT SDG&E AND RETROACTIVE IMPACTS OF 2012 GRC AT BOTH SDG&E AND SOCALGAS IN 2013 (Unaudited)

SDG&E Adjusted Earnings excluding 1) in the three months ended June 30, 2013, a $119 million loss from plant closure resulting from the early retirement of SONGS and $52 million and $17 million retroactive impact of the 2012 GRC for the full-year 2012 and for the first quarter of 2013, respectively; and 2) in the six months ended June 30, 2013, the $119 million loss from plant closure and $52 million retroactive impact of the 2012 GRC for the full-year 2012 are non-GAAP financial measures. SoCalGas Adjusted Earnings excluding 1) in the three months ended June 30, 2013, $25 million and $12 million retroactive impact of the 2012 GRC for the full-year 2012 and for the first quarter of 2013, respectively; and 2) in the six months ended June 30, 2013, $25 million retroactive impact of the 2012 GRC for the full-year 2012 are non-GAAP financial measures. Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of SDG&E's and SoCalGas' business operations from 2013 to 2012 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to SDG&E Earnings and SoCalGas Earnings, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended			Six months ended
	June 30,			June 30,
(Dollars in millions)	2013		2012	2013	2012
SDG&E GAAP Earnings	$ 65		$ 95	$ 156	$ 200
Add: Loss from plant closure	119		-	119	-
Less: Retroactive impact of 2012 GRC for full-year 2012	(52)		-	(52)	-
Less: Retroactive impact of 2012 GRC for first quarter of 2013	(17)		-	-	-
SDG&E Adjusted Earnings	$ 115		$ 95	$ 223	$ 200

SoCalGas GAAP Earnings	$ 118		$ 53	$ 164	$ 119
Less: Retroactive impact of 2012 GRC for full-year 2012	(25)		-	(25)	-
Less: Retroactive impact of 2012 GRC for first quarter of 2013	(12)		-	-	-
SoCalGas Adjusted Earnings	$ 81		$ 53	$ 139	$ 119

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Dollars in millions)	2013	2012(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 954	$ 475
Restricted cash	89	46
Accounts receivable	1,161	1,299
Income taxes receivable	129	56
Deferred income taxes	76	148
Inventories	357	408
Regulatory balancing accounts – undercollected	325	395
Regulatory assets	190	62
Fixed-price contracts and other derivatives	81	95
U.S. Treasury grants receivable	164	258
Asset held for sale, power plant	-	296
Other	135	157
Total current assets	3,661	3,695

Investments and other assets:
Restricted cash	22	22
Regulatory assets arising from pension and other postretirement benefit obligations	1,170	1,151
Regulatory assets arising from wildfire litigation costs	352	364
Other regulatory assets	1,872	1,227
Nuclear decommissioning trusts	938	908
Investments	1,466	1,516
Goodwill	1,042	1,111
Other intangible assets	431	436
Sundry	895	878
Total investments and other assets	8,188	7,613
Property, plant and equipment, net	25,171	25,191
Total assets	$ 37,020	$ 36,499

Liabilities and Equity
Current liabilities:
Short-term debt	$ 510	$ 546
Accounts payable	1,073	1,110
Dividends and interest payable	271	266
Accrued compensation and benefits	235	337
Regulatory balancing accounts – overcollected	290	141
Current portion of long-term debt	1,540	725
Fixed-price contracts and other derivatives	71	77
Customer deposits	142	143
Reserve for wildfire litigation	182	305
Other	411	608
Total current liabilities	4,725	4,258
Long-term debt	10,530	11,621

Deferred credits and other liabilities:
Customer advances for construction	140	144
Pension and other postretirement benefit obligations, net of plan assets	1,471	1,456
Deferred income taxes	2,389	2,100
Deferred investment tax credits	44	46
Regulatory liabilities arising from removal obligations	2,842	2,720
Asset retirement obligations	1,949	2,033
Fixed-price contracts and other derivatives	237	252
Deferred credits and other	1,066	1,107
Total deferred credits and other liabilities	10,138	9,858
Contingently redeemable preferred stock of subsidiary	79	79
Equity:
Total Sempra Energy shareholders’ equity	10,704	10,282
Preferred stock of subsidiary	20	20
Other noncontrolling interests	824	381
Total equity	11,548	10,683
Total liabilities and equity	$ 37,020	$ 36,499

(1)	Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
(Dollars in millions)	2013	2012
	(unaudited)
Cash Flows from Operating Activities
Net income	$445	$325
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	542	523
Deferred income taxes and investment tax credits	251	(53)
Gain on sale of assets	(74)	(7)
Loss from plant closure	200	-
Equity (earnings) losses	(23)	262
Fixed-price contracts and other derivatives	(28)	1
Other	1	8
Net change in other working capital components	20	28
Changes in other assets	(237)	13
Changes in other liabilities	8	52
Net cash provided by operating activities	1,105	1,152

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,130)	(1,517)
Expenditures for investments and acquisition of business, net of cash acquired	(5)	(303)
Proceeds from sale of assets and investment	384	9
Proceeds from U.S. Treasury grants	74	-
Distributions from investments	95	31
Purchases of nuclear decommissioning and other trust assets	(330)	(327)
Proceeds from sales by nuclear decommissioning and other trusts	326	329
Decrease in restricted cash	143	68
Increase in restricted cash	(186)	(61)
Other	2	(10)
Net cash used in investing activities	(627)	(1,781)

Cash Flows from Financing Activities
Common dividends paid	(299)	(260)
Preferred dividends paid by subsidiaries	(3)	(3)
Issuances of common stock	22	45
Repurchases of common stock	(45)	(16)
Issuances of debt (maturities greater than 90 days)	894	1,167
Payments on debt (maturities greater than 90 days)	(1,134)	(559)
Proceeds from sale of noncontrolling interests, net of $25 in offering costs	574	-
(Decrease) increase in short-term debt, net	(10)	241
Distributions to noncontrolling interests	(13)	(10)
Other	18	(11)
Net cash provided by financing activities	4	594

Effect of exchange rate changes on cash and cash equivalents	(3)	4

Increase (decrease) in cash and cash equivalents	479	(31)
Cash and cash equivalents, January 1	475	252
Cash and cash equivalents, June 30	$954	$221

SEMPRA ENERGY
Table D

SEGMENT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions)	2013	2012	2013	2012
	(unaudited)
Earnings (Losses)
California Utilities:
San Diego Gas & Electric	$ 65	$ 95	$ 156	$ 200
Southern California Gas	118	53	164	119
Sempra International:
Sempra South American Utilities	34	38	71	78
Sempra Mexico	26	47	57	80
Sempra U.S. Gas & Power:
Sempra Renewables	15	24	19	34
Sempra Natural Gas	9	(193)	62	(192)
Parent and other	(22)	(2)	(106)	(21)
Earnings	$ 245	$ 62	$ 423	$ 298

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions)	2013	2012	2013	2012
	(unaudited)
Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 209	$ 331	$ 446	$ 729
Southern California Gas	161	151	340	316
Sempra International:
Sempra South American Utilities	44	39	66	59
Sempra Mexico	100	4	161	9
Sempra U.S. Gas & Power:
Sempra Renewables	55	343	66	594
Sempra Natural Gas	29	90	55	112
Parent and other	1	-	1	1
Consolidated Capital Expenditures and Investments	$ 599	$ 958	$ 1,135	$ 1,820

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
UTILITIES	2013	2012	2013	2012

California Utilities - SDG&E and SoCalGas
Gas Sales (bcf)(1)	74	83	214	217
Transportation (bcf)(1)	162	174	330	345
Total Deliveries (bcf)(1)	236	257	544	562
Total Gas Customers (Thousands)			6,692	6,665

Electric Sales (Millions of kWhs)(1)	3,792	3,827	7,816	7,916
Direct Access (Millions of kWhs)	759	820	1,594	1,572
Total Deliveries (Millions of kWhs)(1)	4,551	4,647	9,410	9,488
Total Electric Customers (Thousands)			1,405	1,397

Other Utilities
Natural Gas Sales (bcf)
Mexico	6	6	12	12
Mobile Gas	10	10	21	22
Willmut Gas(2)	1	1	2	1
Natural Gas Customers (Thousands)
Mexico			95	91
Mobile Gas			87	88
Willmut Gas(2)			19	20
Electric Sales (Millions of kWhs)
Peru	1,742	1,669	3,488	3,359
Chile	689	638	1,450	1,383
Electric Customers (Thousands)
Peru			977	941
Chile			633	617

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico	736	894	1,780	1,972

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(3)	683	253	1,381	526
Sempra Natural Gas(4)	795	1,459	1,927	3,399

(1) Includes intercompany sales.
(2) Acquired in May 2012.

(3) Includes 50% of total power sold related to wind projects in which Sempra Energy has a 50% ownership. These subsidiaries are not consolidated within Sempra Energy and the related investments are accounted for under the equity method.

(4) Sempra Natural Gas sold one 625-megawatt (MW) block of its 1,250-MW Mesquite Power natural gas-fired power plant in February 2013.